SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*

               TYLER TECHNOLOGIES, INC. (f.k.a. Tyler Corporation)
               ___________________________________________________
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                          _____________________________
                         (Title of Class of Securities)

                                    902252105
                                 ______________
                                 (CUSIP Number)

                                December 31, 1999
                      ____________________________________
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]     Rule 13d-1(b)
                  [X]     Rule 13d-1(c)
                  [ ]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                         Continued on following page(s)
                                Page 1 of 9 Pages

                                  SCHEDULE 13G

CUSIP No. 902252105                                            Page 2 of 9 Pages



1        Name of Reporting Person
         I.R.S. Identification No. of Above Persons (ENTITIES ONLY)

                  WHITE ROCK CAPITAL PARTNERS, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                       a.     [ ]
                                                       b.     [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  TEXAS

                           5        Sole Voting Power
Number of                                   0
  Shares
Beneficially               6        Shared Voting Power
 Owned By                                   0
  Each
 Reporting                 7        Sole Dispositive Power
  Person                                    0
   With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                            0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares*
                                            [  ]

11       Percent of Class Represented By Amount in Row (9)

                  0%

12       Type of Reporting Person*

                  PN; IV




                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 902252105                                            Page 3 of 9 Pages



1        Name of Reporting Person
         I.R.S. Identification No. of Above Persons (ENTITIES ONLY)

                  WHITE ROCK CAPITAL MANAGEMENT, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                       a.     [ ]
                                                       b.     [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  TEXAS

                           5        Sole Voting Power
Number of                                   0
  Shares
Beneficially               6        Shared Voting Power
 Owned By                                   0
  Each
 Reporting                 7        Sole Dispositive Power
  Person                                    0
   With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                            0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares*
                                            [  ]

11       Percent of Class Represented By Amount in Row (9)

                  0%

12       Type of Reporting Person*

                  PN; IA



                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 902252105                                            Page 4 of 9 Pages



1        Name of Reporting Person
         I.R.S. Identification No. of Above Persons (ENTITIES ONLY)

                  WHITE ROCK CAPITAL, INC.

2        Check the Appropriate Box If a Member of a Group*
                                                       a.     [ ]
                                                       b.     [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  TEXAS

                           5        Sole Voting Power
Number of                                   0
  Shares
Beneficially               6        Shared Voting Power
 Owned By                                   0
  Each
 Reporting                 7        Sole Dispositive Power
  Person                                    0
   With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                            0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares*
                                            [  ]

11       Percent of Class Represented By Amount in Row (9)

                  0%

12       Type of Reporting Person*

                  CO; IA



                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 902252105                                            Page 5 of 9 Pages



1        Name of Reporting Person
         I.R.S. Identification No. of Above Persons (ENTITIES ONLY)

                  THOMAS U. BARTON

2        Check the Appropriate Box If a Member of a Group*
                                                       a.     [ ]
                                                       b.     [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                           5        Sole Voting Power
Number of                                   0
  Shares
Beneficially               6        Shared Voting Power
 Owned By                                   0
  Each
 Reporting                 7        Sole Dispositive Power
  Person                                    0
   With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                            0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares*
                                            [  ]

11       Percent of Class Represented By Amount in Row (9)

                  0%

12       Type of Reporting Person*

                  IA



                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 902252105                                            Page 6 of 9 Pages



1        Name of Reporting Person
         I.R.S. Identification No. of Above Persons (ENTITIES ONLY)

                  JOSEPH U. BARTON

2        Check the Appropriate Box If a Member of a Group*
                                                       a.     [ ]
                                                       b.     [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                           5        Sole Voting Power
Number of                                   0
  Shares
Beneficially               6        Shared Voting Power
 Owned By                                   0
  Each
 Reporting                 7        Sole Dispositive Power
  Person                                    0
   With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                            0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares*
                                            [  ]

11       Percent of Class Represented By Amount in Row (9)

                  0%

12       Type of Reporting Person*

                  IA



                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 7 of 9 Pages



Item 1(a)         Name of Issuer:

                  Tyler Technologies, Inc. (the "Issuer").

Item 1(b)         Address of the Issuer's Principal Executive Offices:

                  2121 San Jacinto Street, Suite 3200, Dallas, Texas 75201.

Item 2(a)         Name of Person Filing:

                  This statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  (i) White Rock Capital Partners, L.P., a Texas limited partnership ("White Rock Partners"),

                  (ii) White Rock Capital Management, L.P., a Texas limited partnership ("White Rock Management"),

                  (iii) White Rock Capital, Inc., a Texas corporation ("White Rock, Inc."),

                  (iv)     Thomas U. Barton and

                  (v)      Joseph U. Barton.

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address and principal business office of each of White Rock Partners, White Rock Management, White Rock, Inc., Thomas U. Barton and Joseph U. Barton is 3131 Turtle Creek Boulevard, Suite 800, Dallas, Texas 75219.

Item 2(c)         Citizenship:

                  i)       White Rock Partners is a Texas limited partnership;

                  ii)      White Rock Management is a Texas limited partnership;

                  iii)     White Rock, Inc. is a Texas corporation;

                  iv)      Thomas U. Barton is a United States citizen; and

                  v)       Joseph U. Barton is a United States citizen.

Item 2(d)         Title of Class of Securities:

                  Common Stock, $0.01 par value (the "Shares").

                                                               Page 8 of 9 Pages

Item 2(e)         CUSIP Number:

                           902252105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           This Item 3 is not applicable.

Item 4.           Ownership:

                  This Item 4 is not applicable.


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [x].

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person:

                  This Item 6 is not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10.          Certification:

                  By signing below each signatory certifies that, to the best of his/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 9 of 9 Pages

                                   SIGNATURES


After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    January 28, 2000          WHITE ROCK CAPITAL PARTNERS, L.P.

                                   By:      White Rock Capital Management, L.P.
                                            Its General Partner

                                            By:      White Rock Capital, Inc.
                                                     Its General Partner

                                                     By:      /S/ PAULA STOREY
                                                              ------------------
                                                              Paula Storey
                                                              Attorney-in-Fact

Date:    January 28, 2000          WHITE ROCK CAPITAL MANAGEMENT, L.P.

                                   By:      White Rock Capital Inc.
                                            Its General Partner


                                            By:      /S/ PAULA STOREY
                                                     ---------------------------
                                                     Paula Storey
                                                     Attorney-in-Fact

Date:    January 28, 2000          WHITE ROCK CAPITAL, INC.


                                   By:      /S/ PAULA STOREY
                                            ------------------------------------
                                            Paula Storey
                                            Attorney-in-Fact

Date:    January 28, 2000          THOMAS U. BARTON


                                   By:      /S/ PAULA STOREY
                                            ------------------------------------
                                            Paula Storey
                                            Attorney-in-Fact

Date:    January 28, 2000          JOSEPH U. BARTON


                                   By:      /S/ PAULA STOREY
                                            ------------------------------------
                                            Paula Storey
                                            Attorney-in-Fact